Exhibit 10.1

FORM OF LETTER AGREEMENT

C-BOND SYSTEMS, INC.

6035 South Loop East

Houston, Texas 77033

December 4, 2023

Mercer Street Global Opportunity Fund, LLC

Attention: Jonathan Juchno [          ]

Re:	Convertible Promissory Note Dated October 15, 2021

Dear Mr. Juchno:

This letter agreement (“Agreement”) documents our understanding regarding that certain Original Issue Discount Senior Convertible Promissory Note issued by C-Bond Systems, Inc. (the “Company”) to Mercer Street Global Opportunity Fund, LLC (“Mercer”) dated October 15, 2021 (“Note”). Provided that the Company continues making the Payments (defined and described below) and meets its obligations under this Agreement, Mercer shall not have the right to convert the Note into Common Stock. The Company shall make the Payments on the 15th of every month (with a five-day cure period with no notice required). “Payments” shall mean $15,000 per month for 35 months with a balloon payment of $580,090 on the 36th month (“Balloon Payment”). The Payments are detailed on Schedule B. Additionally, the Company shall pay Mercer 20% of the gross proceeds from capital raised by the Company through the issuance of securities or incurrence of any Debt (regardless of whether the incurrence of debt includes of the sale of any securities) (“Capital Raise Payments”). Capital Raise Payments shall only be required for capital raises resulting in the Company receiving gross proceeds of at least $500,000. By way example, if the Company receives $600,000 from the issuance of Debt, the Company shall make a Capital Raise Payment of $120,000 to Mercer. Any Capital Raise Payments shall be first be applied to the then outstanding Balloon Payment and thereafter to the last Payments (35th, 34th and so on). “Debt” means borrowed money including the sale of any existing and future receivables. The Capital Raise Payments shall be made within two business days of the receipt of the funds under such raise. Any failure to make the Payments within the cure period or from the Capital Raise Payments by the required date shall make this Agreement null and void.

Additionally, provided that the Company is in compliance with this Agreement, Mercer agrees to a standstill on the interest due under the Note beginning with the date that the first Payment is made. Further, if the Company pays off the entire principal and accrued interest by the dates detailed on Schedule A, Mercer agrees to reduce the total amount due on the Note (principal and interest) by the percentages detailed on Schedule A. By way of example (and for example purposes only), if the amount due under the Note is $1,000,000 (principal and interest), a payment of $800,000 by the Company (20% discount) to Mercer prior to March 31, 2024 would result in a full repayment of the Note.

All rights and obligations under the Note shall remain the same. Mercer is not waiving any of its rights under the Note, including but not limited to, rights available prior to this Agreement. Capitalized terms used herein shall have the meanings set forth in the Note unless otherwise defined in this Agreement. This Agreement may be executed in identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile, scanned, or photocopied signature (and any signature duplicated in another similar manner) identical to the original will be considered an original signature.

If you agree, please sign below.

Sincerely,

C-BOND SYSTEMS, INC.

By:
Scott Silverman
Chief Executive Officer

I agree:

MERCER STREET GLOBAL OPPORTUNITY FUND, LLC

By:
Jonathan Juchno, Authorized Representative

Schedule A

20% if fully paid by March 31, 2024

15% if fully paid by June 30, 2024

10% if fully paid by September 30, 2024

5% if fully paid by December 31, 2024

Schedule B

Payments

Total Due as of 11/30/23 $1,113,090.74

12/15/2023	$15,000.00	6/15/2025	$15,000.00
1/15/2024	$15,000.00	7/15/2025	$15,000.00
2/15/2024	$15,000.00	8/15/2025	$15,000.00
3/15/2024	$15,000.00	9/15/2025	$15,000.00
4/15/2024	$15,000.00	10/15/2025	$15,000.00
5/15/2024	$15,000.00	11/15/2025	$15,000.00
6/15/2024	$15,000.00	12/15/2025	$15,000.00
7/15/2024	$15,000.00	1/15/2026	$15,000.00
8/15/2024	$15,000.00	2/15/2026	$15,000.00
9/15/2024	$15,000.00	3/15/2026	$15,000.00
10/15/2024	$15,000.00	4/15/2026	$15,000.00
11/15/2024	$15,000.00	5/15/2026	$15,000.00
12/15/2024	$15,000.00	6/15/2026	$15,000.00
1/15/2025	$15,000.00	7/15/2026	$15,000.00
2/15/2025	$15,000.00	8/15/2026	$15,000.00
3/15/2025	$15,000.00	9/15/2026	$15,000.00
4/15/2025	$15,000.00	10/15/2026	$15,000.00
5/15/2025	$15,000.00	11/15/2026	$588,090.74

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